Exhibit 3.8

CERTIFICATE OF FORMATION

OF

ELASTOMERS HOLDINGS LLC

The undersigned, being authorized to execute and file this Certificate of Formation, hereby certifies that:

FIRST: The name of the limited liability company is ELASTOMERS HOLDINGS LLC.

SECOND: The name and address of the registered agent for service of process and registered office of the company are Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 25th day of August, 2000.

SHELL ELASTOMERS INC.

/s/ S. J. Paul
Authorized Person

By:	S. J. Paul
Title:	Assistant Secretary
Shell Elastomers Inc.

rwc